Exhibit 10.23

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL

October 30, 2021

VIA E-MAIL

Jill Quigley

[*]

Re:Terms of Transition and Separation of Employment

Dear Jill:

This letter confirms the agreement (“Agreement”) between you and Passage Bio, Inc. (the “Company”) concerning the terms of your transition and the termination of your employment with the Company without Cause (as defined in the Amended and Restated Employment Agreement that you entered into with the Company on November 12, 2018, as amended, attached hereto as Exhibit A (the “Employment Agreement”). If you agree to the terms outlined herein, please sign and return this Agreement to me in the timeframe outlined below.

1.Separation of Employment:   As we have discussed, we have agreed that it is in our mutual best interests for you and the Company to part ways and for your employment with the Company to end on December 31, 2021. The Company has discussed with you the terms under which it is willing to continue your employment through the Transition Period, as described further below.

2.Continued Employment; Separation Benefits: The Company agrees to continue your employment on the following terms:

a.Date of Separation; Transition Period and Communications Regarding Transition: Subject to the provisions of Section 2(d) below, your last day of employment with the Company will be December 31, 2021 (the “Date of Separation”). Between now and the Date of Separation (the “Transition Period”), you agree to be available at the request of the Company’s CEO or members of the Executive Team on a remote basis upon reasonable notice for limited assistance with transition of the responsibilities, duties, and knowledge relative to your position. During the Transition Period, [*]. On October 26, 2021, the Company issued internal communications regarding your transition as attached hereto as Exhibit D. The Company agrees that all external communications from the Company’s President and CEO, members of the Executive Team and their representatives shall be consistent with Exhibit D including, but not limited to, the Company’s Form 8-K statements (a form of which is also included in Exhibit D) and statements during earnings calls regarding your transition from Company.

b.Compensation and Benefits: During the Transition Period, the Company will continue to pay you your current base salary of four hundred fifty-three thousand three hundred ninety dollars ($453,390), your current personal transportation and commuting allowance of two thousand dollars ($2,000) per month, and you will continue to be eligible to participate in benefits customarily afforded to other employees, including bonus awards, participation in the Company-sponsored health benefits plan and continued vesting of options, to the fullest extent allowed by the governing plans, agreements, and policies.

c.Separation Benefits:

i.At the end of the Transition Period, and in exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth in Exhibit B (the “Release”), to be signed no earlier than the Date of Separation, and your other promises and obligations outlined herein, the Company agrees to provide you with the following separation benefits: (1) a lump sum payment in the total gross amount of four hundred fifty-three thousand three hundred ninety dollars ($453,390.00) (the “Severance”); (2) a lump sum payment in the total gross amount of two hundred four thousand twenty-five dollars and fifty cents ($204,025.50) (the “2021 Bonus”); (3) COBRA Continuation (as defined below); (4) 100% of the unvested shares underlying the stock options granted to you pursuant to (A) the February 6, 2019 Notice of Stock Option Grants (Employee Grant Numbers OPT-3, OPT-4 and OPT-5); (B) the January 15, 2020 Notice of Stock Option Grant (Option 16-ISO and Option 16-NQ); and (C) the February 27, 2020 Notice of Stock Option Grant (Option 35 and Option 35 Split) shall be deemed fully vested as of the Date of Separation; and (5) the Company agrees to extend your post-employment deadline to exercise any unexercised vested shares (including, but not limited to, shares that become vested pursuant to Section 2(c)(i)(4) above) subject to the January 15, 2020 Notice of Stock Option Grant and February 27, 2020 Notice of Stock Option Grant to the [*] anniversary of the Date of Separation (Section 2(c)(i)(1)-(5) above, collectively, the “Separation Benefits”). For the avoidance of doubt, the Company acknowledges and agrees that, effective as of the Date of Separation and contingent on the Release becoming effective, all shares previously acquired by you pursuant to the exercise of options granted to you pursuant to the February 6, 2019 Notice of Stock Option Grant (Employee Grant Number OPT-3) will become fully vested and not subject to the repurchase option described therein.

ii.The Severance and the 2021 Bonus shall be paid, less applicable taxes and withholdings, within thirty (30) days following the effective date of the Release.

iii.“COBRA Continuation” means that, provided that you elect COBRA coverage, the Company will pay all premiums and other costs of such COBRA coverage for you and your eligible dependents to maintain your health insurance benefits for one year from the Date of Separation, at no cost to you. The Company will pay all costs associated with COBRA Continuation directly to the health insurance carrier and those payments will not be taxable to you.

iv.You expressly acknowledge that the consideration provided above in this Section 2(c) fully satisfies any and all severance obligations the Company may have to you under Section 6.4 of the Employment Agreement or otherwise.

d. Death or Incapacity: In the event of your death prior to December 31, 2021, the Company will provide to your estate the Separation Benefits that the Company would have otherwise provided to you under this Agreement. Your disability or incapacity in any respect will not impact the Company’s obligations under this Agreement including, but not limited to, the Company’s obligation to provide you with the Separation Benefits.

3.Final Pay: On the Date of Separation, the Company will pay you f or all wages, salary, transportation and commuting allowance, bonuses, commissions, reimbursable expenses previously submitted by you, accrued vacation (if applicable) and any similar payments due you from the Company as of your termination of employment. By signing below, you acknowledge that the Company does not owe you any other amounts, except as otherwise may become payable under this Agreement and the Release.

4.Return of Company Property; Retrieval of Personal Property: You hereby warrant to the Company that the only Company computer you currently have in your possession is the Company issued Surface Pro laptop computer. You further warrant that, no later than the Date of Separation, you will return to the Company the Surface Pro laptop computer that the Company provided to you in connection with your employment. Other than devices no longer in your possession, custody, or control, you warrant that (i) the Surface Pro laptop is the only computer and (ii) your current personal cell phone is the only cell phone that you have used to conduct Company business since the commencement of your employment with the Company and that you do not have any Company information on any other computer or device. Prior to the Date of Separation, you will conduct a diligent review of your home remote workspace and return or destroy any physical Company documents in your possession. You will provide reasonable cooperation to allow the Company to remove any Company-owned applications and data from your personal cell phone without deleting your personal data. At a mutually-agreeable time on or before November 15, 2021, the Company will allow you access to Company premises so you may retrieve your personal belongings from your office and you agree to return your office access badge to the Company at that same time.

5.Post-Employment Obligations: You hereby acknowledge that: (a) you continue to be bound by the attached Employee Invention Assignment, Confidentiality, and Non- Competition Agreement (Exhibit C hereto) (the “Restrictive Covenant Agreement”), as amended by Section 6 below; (b) as a result of your employment with the Company, you have had access to the Company’s proprietary and/or confidential information, and you will continue to hold all such information in strictest confidence and not make use of it on behalf of anyone; and (c) you must, and by your signature below confirm that you shall, deliver to the Company, no later than the Date of Separation, all documents and data of any nature containing or pertaining to such information, and not take with you, or otherwise retain in any respect, any such documents or data or any reproduction thereof.

6.Amendment of Restrictive Covenant Agreement: You and the Company agree that Section 14(a) of the Restrictive Covenant Agreement is hereby amended and restated in its entirety as follows:

“(a) Non-Competition. I understand that the Company’s interests in protecting its investments, goodwill, Proprietary Information. trade secrets, and/or technologies make it reasonable for the Company to ask me to agree that I will not compete with the Company for a reasonable period after the termination of my employment for any reason, whether voluntary or involuntary. Accordingly, I further agree that I will not, during the six (6) month period following the termination of my employment (the “Post-Employment Period”), anywhere within the United States (including state and state- equivalents and county and country equivalents within the United States) (the “Restricted Territory”), directly or indirectly, provide services that are the same or similar in function or purpose to the services I provided to the Company as Chief Operating Officer or such other non-attorney roles as I may have held, whether provided as an employee, consultant, director, owner or in any other capacity, to any person or entity (including any business in planning or formation) that is or intends to be engaged in the design, development, manufacture, production, marketing or sale of any gene therapy product, investigational compound or technology for use in GM1, FTD-GRN, Krabbe or MLD, CMT2A, ALS, Parkinson’s Disease, Huntington’s Disease, Alzheimer’s Disease and Temporal Lobe Epilepsy. It will not be deemed to be a violation of this section for me to make or hold either of the following investments: (a) ownership, as a passive investor, of up to two percent (2%) of any publicly traded company; or (b) an equity interest of up to two percent (2%) in any venture capital fund or other investment vehicle that makes investments in early stage companies so long as I do not participate in or influence the investment decision process of such fund or vehicle.”

7.Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in Philadelphia, Pennsylvania through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator's decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitle ment to have such controversies decided by a court or a jury. All costs unique to arbitration incurred by you or the Company in connection with any arbitration initiated pursuant to this Section 7 including, but not limited to, all arbitrator fees, will be fully and promptly paid by the Company.

8.Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

9.Reimbursement of Legal Fees: The Company will reimburse you up to [*] for legal fees incurred by you in connection with the negotiation and execution of this Agreement. You agree to promptly (and no later than thirty (30) days after the Effective Date) submit appropriate (non-privileged, non-detailed) documentation in connection therewith and the Company shall reimburse you for such legal fees no later than thirty (30) days following receipt of such documentation.

10.Confidentiality: The contents, terms and conditions of this Agreement (excluding Exhibits A, C and D) must be kept confidential by you and may not be disclosed except to your immediate family, accountant or attorneys or pursuant to subpoena or court order. You agree that if you are asked for information concerning this Agreement, you will state only that you and the Company reached an amicable resolution of any disputes concerning your separation f rom the Company. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement. Nothing in this Section 10 prohibits you from disclosing the contents, terms and conditions of this Agreement: (1) in connection with an action to enforce the Agreement’s terms; (2) if the Company discloses the contents, terms or conditions of this Agreement to any third party; or (3) as otherwise required by law.

11.Mutual Non-disparagement: You agree that you will not, directly or indirectly, disparage or make negative remarks regarding the Company or its current executive officers, directors, and employees, including, but not limited to, any statement posted on social media (including online company review sites) or otherwise on the Internet, whether or not made anonymously or with attribution. The Company agrees that its current executive officers, f or so long as they are employed by or providing services to the Company, will not, directly or indirectly, disparage or make negative remarks regarding you, including, but not limited to, any statement posted on social media or otherwise on the Internet, whether or not made anonymously or with attribution. For the avoidance of doubt, the Company agrees that all Company communications regarding your transition from the Company shall be consistent with the communications set forth in Exhibit D. Nothing in this section shall prohibit you or the Company from providing truthful information in response to a subpoena or other legal process.

12.Indemnification; No Duty to Mitigate: The Company’s indemnification obligations set forth in Section 8 of the Employment Agreement remain in full force and effect, and survive your separation from employment with the Company. The Release attached as Exhibit B does not waive or release the Company’s indemnification obligations set forth in Section 8 of the Employment Agreement. As set forth in Section 9.10 of the Employment Agreement (which section is incorporated by reference), you have no duty to mitigate damages with respect to the termination of your employment by seeking other employment or otherwise, and there shall be no offset against any of the consideration set forth in Section 2(c) of this Agreement on account of your subsequent employment.

13.Complete and Voluntary Agreement: This Agreement, together with Exhibits A, B, C and D hereto, and any agreements between you and the Company concerning your equity interests in the Company (as modified herein), constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.

14.Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims provided that the Company timely provides you with all payments and other consideration described in this Agreement.

15. Modification; Counterparts; Electronic/PDF Signatures:   It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of an electronic or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.

16.Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

17. Effective Date: This Agreement is effective on the date it is signed by both parties (the “Effective Date”).

If you agree to abide by the terms outlined in this Agreement, please sign and return it to me by October 30, 2021. I wish you the best in your future endeavors.

[Remainder of page left blank intentionally; signature page follows]

Sincerely,

PASSAGE BIO, INC.

By: /s/ Bruce Goldsmith
Bruce Goldsmith, PhD.
President and Chief Executive Officer

READ, UNDERSTOOD AND AGREED

/s/ Jill Quigley	Date:	10/30/2021
Jill Quigley

EXHIBIT A

AMENDED AND RESTATED EMPLOYMENT AGREEMENT EFFECTIVE

NOVEMBER 12, 2018 (AS AMENDED NOVEMBER 12, 2018)

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EXHIBIT B

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EXHIBIT C

EMPLOYEE INVENTION ASSIGNMENT, CONFIDENTIALITY, AND NON- COMPETITION AGREEMENT

(As Amended by Section 6 of this Agreement)

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EXHIBIT D

COMMUNICATIONS REGARDING EMPLOYEE DEPARTURE

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